Exhibit 99.1

MemberWorks Announces Pricing of $150
Million Senior Notes

    STAMFORD, Conn.--(BUSINESS WIRE)--April 8, 2004--MemberWorks Incorporated (Nasdaq:MBRS), announced today the pricing of its offering of $150 million in aggregate principal amount of 9.25% senior notes due 2014 sold at 98.418% of the principal amount which results in an effective yield to maturity of 9.5%. The sale of the notes is expected to close on April 13, 2004, subject to customary closing conditions.
    MemberWorks intends to use a portion of the proceeds from the offering of these notes to repay amounts borrowed under its senior secured credit facility to fund a portion of the Lavalife Inc. acquisition, which closed on April 1, 2004. The Company intends to use the remainder of the proceeds for general corporate purposes, including working capital, future acquisitions and purchases of MemberWorks common stock under its stock buyback program to the extent permitted under the indenture governing the notes and the senior secured credit facility.
    The offering is being made solely by means of a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act. The notes being offered will not be and have not been registered under the Securities Act and may not be offered or sold in the United States, or to a U.S. person, absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

    About MemberWorks

    Headquartered in Stamford, Conn., MemberWorks is a leader in bringing value to consumers by designing innovative programs that offer services and discounts on everyday needs in healthcare, personal finance, insurance, travel, entertainment, fashion and personal security. At December 31, 2003, 6.3 million retail members were enrolled in MemberWorks programs, gaining convenient access to significant savings at thousands of service providers and merchants. MemberWorks is the trusted marketing partner of leading consumer-driven organizations, and offers them effective tools to enhance their market presence, to strengthen customer affinity and to generate additional revenue.

    Any statements herein regarding the business of MemberWorks Incorporated that are not historical are "forward-looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.

    CONTACT: MemberWorks Incorporated
             James B. Duffy, 203-324-7635
                 or
             Sapphire Investor Relations, LLC
             Erica Mannion, 415-399-9345